UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2007

SKYLYNX COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27635	37-1465836
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

15 Paradise Plaza # 230, Sarasota, FL  34239
(Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code:  (941) 955-1700

1502 Stickney Point Road, Unit 501, Sarasota, Florida  34231-3718
(Former name or former address, if changed since last report)

SECTION 5.	CORPORATE GOVERNANCE AND MANAGEMENT

SECTION 8.	OTHER EVENTS

ITEM 8.01

On September 12, 2007, Mr. Bryan Shobe, the Company’s Chief Executive Officer, first learned that the Company had been served, in January 2006, with a Subpoena Duces Tecum from the U.S. Attorney Office, Camden, New Jersey. The Subpoena was directed to the Company and called for information concerning a number of companies and individuals, including Gary L. Brown, the then President, Chief Financial Officer and Chairman of the Board of the Company, Lisa M. Brown, his wife, Ken Marshall, the then Secretary and General Counsel of the Company, Clifford Neuman, an attorney for the Company and Alfredo Chang, a then director of the Company. Mr. Brown resigned as President and Chief Financial Officer of the Company, on October 3, 2006 and as a director on October 23, 2007 and Mr. Marshall resigned as Secretary and General Counsel of the Company on September 30, 2006 and Mr. Chang resigned as a director on May 23, 2007. None of the companies named in the Subpoena are believed to be currently transacting business with the Company.

On or about September 12, 2007, Mr. Shobe was served with a similar Subpoena Duces Tecum directed to him individually and naming the Company and those companies and individuals listed in the Subpoena directed to the Company.

On October 3, 2007, at a duly called Board of Directors meeting, the Board retained the services of the Law Offices of Thomas G. Amon, New York, New York, to investigate the facts and circumstances surrounding the (i) issuance of the Subpoenas and (ii) the failure by Management to disclose to the Board of Directors and others of the receipt of the Subpoena and nature of the inquiry in January 2006. The special counsel was also given authority to make recommendations to the Board concerning responses to the Subpoena and other corrective actions and was directed to fully cooperate with the Office of the U.S. Attorney.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SKYLYNX COMMUNICATIONS, INC.

/s/ K. Bryan Shobe

K. Bryan Shobe
Chief Executive Officer

Date: October 10, 2007